Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Montrose Environmental Group, Inc. of our report dated February 12, 2020, relating to our audit of the financial statements of Emerging Compounds Treatment Technologies, Inc. as of and for the period ended August 30, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/ DiCicco, Gulman & Company LLP

Boston, MA

July 14, 2020